Chimerix Appoints Linda M. Richardson as Chief Commercial Officer

Durham, NC, December 18, 2013 — Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today announced the appointment of Linda M. Richardson as Chief Commercial Officer. Ms. Richardson brings more than 25 years of pharmaceutical sales and marketing experience to Chimerix and will be responsible for establishing the company’s commercial infrastructure and building its capabilities for the potential launch of lead compound brincidofovir. Brincidofovir is currently in a Phase 3 clinical study, SUPPRESS, for the prevention of cytomegalovirus (CMV) in hematopoietic cell transplant recipients (HCT).

"Linda’s successful pharmaceutical product pre-launch and launch expertise and proven track record in developing new therapeutic areas makes her ideally suited to lead our commercial team,” said Kenneth I. Moch, Chimerix President and CEO. “Her broad experience will be extremely valuable in building our commercial platform for the potential launch of brincidofovir, which addresses a high unmet medical need in preventing life-threatening infections caused by CMV in HCT recipients.”

“I am truly excited about joining the Chimerix leadership team at this important point in the organization’s growth, with the Phase 3 development program for brincidofovir underway. It is especially rewarding to work on commercial plans that could potentially change the standard of care for HCT recipients,” said Ms. Richardson.

Ms. Richardson was previously with Sanofi, where she most recently served as Vice President and Head of the Global lixisenatide franchise, leading the commercial worldwide launch of Lyxumia, a new injectable drug for Type 2 diabetes. While at Sanofi, she also led the pre-launch strategy development for several other products, and reinvigorated Multaq performance in the U.S. Prior to joining Sanofi, Ms. Richardson was Vice President of Marketing at Reliant Pharmaceuticals, where she directed the marketing and market research functions for the cardiovascular portfolio. She was instrumental in building and implementing the successful launch of the first prescription omega-3 product, which helped lead to the company’s acquisition by GlaxoSmithKline. Ms. Richardson held various positions of increasing responsibility at GlaxoSmithKline in the sales, market research, and marketing functions. Ms. Richardson served on the Board of Directors of Healthy Women, a non-profit organization dedicated to promoting health and wellness among women. In 2008, she was nominated by her peers as one of the “100 Most Inspiring Leaders” in the Life Sciences field and labeled as a “Market Maker” in PharmaVoice magazine, and in 2011 she was given the “Rising Star” award by the Healthcare Businesswomen’s Association. She earned her BA in English at the University of Pennsylvania.

About Brincidofovir (CMX001)

Chimerix's lead product candidate, brincidofovir (CMX001), is an oral nucleotide analog that has shown broad-spectrum antiviral activity against all five families of dsDNA viruses that affect humans, including CMV, AdV, BK virus (BKV) and herpes simplex viruses. Brincidofovir has a favorable safety and tolerability profile, with no evidence of kidney or bone marrow toxicity in nearly 900 patients dosed with brincidofovir to date. Chimerix believes that brincidofovir has the potential to be the first broad-spectrum antiviral for the prevention and treatment of clinically significant infections and diseases caused by dsDNA viruses.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

Following positive Phase 2 results, in the third quarter of 2013 Chimerix initiated the Phase 3 SUPPRESS trial which will support Chimerix's initial regulatory submission for prevention of CMV infection in adult HCT recipients. Chimerix recently presented results from its Phase 2 trial in AdV, an often-fatal infection with no approved treatment. A brincidofovir dose of 100 mg twice weekly demonstrated a potent antiviral effect on levels of AdV in the blood, and a numeric decrease in overall mortality. Chimerix continues to work with the Biomedical Advanced Research and Development Authority (BARDA) to develop brincidofovir as a medical countermeasure against smallpox.

About the Phase 3 SUPPRESS Trial

SUPPRESS is designed to demonstrate the efficacy and safety of brincidofovir for the prevention of CMV infection versus a placebo control, as no therapy is currently approved for the prevention of CMV in HCT recipients. The primary endpoint for SUPPRESS is the rate of clinically significant CMV infection through the first 24 weeks post-transplant. The trial is powered to detect a relative 50% decrease in clinically significant CMV infection in subjects receiving brincidofovir versus those receiving placebo. Secondary endpoints in the SUPPRESS trial include clinical and virologic evidence of dsDNA viral infections, including AdV, BKV and other herpes viruses such as HHV-6 and varicella zoster virus that contribute to morbidity and mortality in the first year following HCT.

SUPPRESS is anticipated to enroll approximately 450 HCT recipients who are at increased risk of CMV infection, with approximately 300 subjects receiving 100 mg twice weekly brincidofovir and 150 receiving placebo (2-to-1 ratio). Approximately 40 transplant centers will participate in SUPPRESS. Dosing of study drug will begin shortly after subjects receive their transplant, and will not require evidence of stem cell "engraftment" (evidence of production of blood cells by the new transplant), a safety precaution incorporated in the Phase 2 trial of brincidofovir and other recent trials of investigational antivirals for CMV prevention. Enrolled subjects will continue on brincidofovir or placebo through Week 14 post-transplant, the period of highest risk for viral reactivation. Subjects will continue to be monitored for evidence of CMV and other dsDNA viral infections through Week 24 post-transplant.

Data from SUPPRESS are anticipated in mid-2015 and, if positive, may support Accelerated Approval of brincidofovir for the prevention of CMV infection.

About Cytomegalovirus (CMV) and Double-Stranded DNA (dsDNA) Viruses

CMV is a member of the herpes virus family and is the most common infectious pathogen in transplant recipients. A majority of adults in the US have been exposed to CMV, generally in childhood, with lifelong viral latency established following resolution. In healthy individuals with a functioning immune system, CMV remains dormant throughout life. A functioning immune system protects an infected individual against future exposure to CMV but does not clear the virus from their body. In immunocompromised individuals with weakened immune systems, such as transplant recipients, CMV often reactivates during the post-transplant period when the immune system is rebuilding itself. No therapies are approved for the prevention of CMV in HCT recipients. Currently available systemic anti-CMV agents can be effective against CMV; however, their use is limited by significant toxicities, including bone marrow suppression and renal impairment, and these therapies are only approved for certain solid organ transplant patient populations. CMV infection is known to correlate with progression to CMV disease and death. CMV itself is immunosuppressive and reactivation of the virus can predispose a patient to other opportunistic viral infections in addition to fungal and bacterial infections.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

About Chimerix

Chimerix is a biopharmaceutical company dedicated to developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix’s proprietary technology has given rise to two clinical-stage nucleotide analog lipid-conjugates, brincidofovir (CMX001) and CMX157, which have demonstrated the potential for enhanced activity and safety in convenient, orally administered dosing regimens. Chimerix’s lead product candidate, brincidofovir, is an oral nucleotide analog that has shown broad-spectrum activity against all five families of double-stranded DNA (dsDNA) viruses that affect humans, including cytomegalovirus (CMV), adenovirus, BK virus and herpes simplex viruses. In the third quarter of 2013, Chimerix initiated the Phase 3 SUPPRESS trial of brincidofovir for the prevention of CMV infection in adult hematopoietic cell transplant (HCT) recipients, also known as bone marrow transplants. Brincidofovir has received Fast Track designation by the FDA, and the Phase 3 data, if positive, may support Accelerated Approval of brincidofovir for the prevention of CMV infection in adult HCT recipients. Chimerix continues to work with the Biomedical Advanced Research and Development Authority (BARDA) to development brincidofovir as a medical countermeasure against smallpox. Chimerix’s second product candidate, CMX157, an oral nucleotide analog for treatment of HIV infection, was licensed to Merck in July 2012. For further information, please visit Chimerix’s website, www.chimerix.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

jschepers@chimerix.com

919-287-4125

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146